Exhibit 10.2

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2022 by and among Compass Therapeutics, Inc., a Delaware corporation (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “1933 Act”) and/or Rule 506 of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act;

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, that aggregate number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) as set forth next to such Investors name on Exhibit A;

WHEREAS, the shares of Common Stock to be sold pursuant to the terms of this Agreement are sometimes referred to herein as the “Purchased Shares”; and

WHEREAS, contemporaneously with the sale of the Purchased Shares, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Purchased Shares under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Applicable Laws” means all statutes, rules or regulations of the U.S. Food and Drug Administration (“FDA”) and other comparable governmental entities applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company.

“Appointed Director” has the meaning set forth in Section 7.4.

“Authorizations” means any Applicable Laws or any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws.

“Board” has the meaning set forth in Section 6.1(j).

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” has the meaning set forth in Section 4.38.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company Data” has the meaning set forth in Section 9.7.

“Company IT Assets” has the meaning set forth in Section 4.37.

“Company Securities” has the meaning set forth in Section 4.3(ii)

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt Repayment Triggering Event” has the meaning set forth in Section 4.10.

“Default” has the meaning set forth in Section 4.10.

“Environmental Laws” has the meaning set forth in Section 4.16.

“ERISA” has the meaning set forth in Section 4.38.

“ERISA Affiliates” has the meaning set forth in Section 4.38.

“Existing Instrument” has the meaning set forth in Section 4.10.

“FCPA” has the meaning set forth in Section 4.25.

“GAAP” has the meaning set forth in Section 4.18.

“GDPR” has the meaning set forth in Section 4.37.

“Governmental Entity” means any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations.

“Hazardous Materials” has the meaning set forth in Section 4.16.

“Health Care Laws” has the meaning set forth in Section 4.34.

“HIPAA” has the meaning set forth in Section 4.34.

“Intellectual Property” has the meaning set forth in Section 4.15.

“Investor Questionnaire” has the meaning set forth in Section 5.8.

“Licenses” has the meaning set forth in Section 4.13.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the assets, liabilities, results of operations, prospects, condition (financial or otherwise) or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of any of the Transaction Documents or (iii) the ability of the Company to timely perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound which is material to the business of the Company, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(10) of Regulation S-K.

“Minimum Original Amount” means 3,894,075 shares of Common Stock held, directly or indirectly, by Commander Aggregator, LP, as adjusted for any stock splits, recapitalizations and other similar events.

“Money Laundering Laws” has the meaning set forth in Section 4.35.

“Nasdaq” means the Nasdaq Global Select Market.

“OFAC” has the meaning set forth in Section 4.36.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Personal Data” has the meaning set forth in Section 4.37.

“Placement Agents” means Jefferies LLC, SVB Securities LLC and Stifel, Nicolaus & Company, Incorporated, who the Company has engaged as its exclusive placement agents in connection with the offering of the Purchased Shares.

“Privacy Laws” has the meaning set forth in Section 4.37.

“Product Governmental Authorities” has the meaning set forth in Section 4.30.

“Public Disclosure” has the meaning set forth in Section 9.7.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Required Investors” has the meaning set forth in the Registration Rights Agreement.

“Sanctions” has the meaning set forth in Section 4.36.

“SEC Filings” means the Company’s filings made pursuant to the 1933 Act or the 1934 Act, as applicable, prior to the date hereof.

“Sensitive Company Data” has the meaning set forth in Section 4.37.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means, as to an Investor, the aggregate amount to be paid for the shares of Common Stock purchased hereunder as specified opposite such Investor’s name on Exhibit A attached hereto, under the column entitled “Aggregate Purchase Price of Purchased Shares,” in U.S. Dollars and in immediately available funds.

“Transfer Agent” has the meaning set forth in Section 7.2.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“1933 Act” has the meaning set forth in the recitals to this Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Common Stock. On the Closing Date, upon the terms and subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions set forth herein, the Company will issue and sell, and each Investor will purchase, severally and not jointly, the number of shares of Common Stock set forth opposite the name of such Investor under the heading “Number of Purchased Shares” on Exhibit A attached hereto. The purchase price per share of Common Stock shall be $3.21 per share.

3. Closing.

3.1.    Upon the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions set forth in Section 6, the completion of the purchase and sale of the Purchased Sales (the “Closing”) shall occur remotely via exchange of documents and signatures at a time (the “Closing Date”) to be agreed to by the Company and the Investors but (i) in no event earlier than the second trading day after the date hereof and (ii) in no event later than the fifth trading day after the date hereof, and of which the Investors will be notified in advance by the Company.

3.2.    On the Closing Date, each Investor shall deliver or cause to be delivered to the Company the Subscription Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Closing Date.

3.3.    At or before the Closing, the Company shall deliver or cause to be delivered to each Investor the number of Purchased Shares, free and clear of all liens, registered in the name of the Investor (or its nominee in accordance with such Investor’s delivery instructions), equal to the number of Purchased Shares set forth opposite the name of such Investor under the heading “Number of Purchased Shares” on Exhibit A attached hereto. The Purchased Shares shall be delivered via a book-entry record through the Transfer Agent, and the Company shall cause the Transfer Agent to deliver to the Investor, at or prior to the Closing, a copy of the records of the Transfer Agent showing the Investor as the owner of the number of Purchased Shares indicated on Exhibit A attached hereto as of the Closing Date.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as otherwise described in the SEC Filings, which qualify these representations and warranties in their entirety, other than any risk factor disclosures in any such SEC Filing contained in the “Risk Factors” section or any forward-looking statements within the meaning of the 1933 Act or the 1934 Act thereof (it being acknowledged that nothing disclosed in the SEC Filings shall be deemed to qualify or modify the representations and warranties set forth in Section 4.2, Section 4.3 and Section 4.21):

4.1 Incorporation and Good Standing of the Company and Subsidiaries.

(i)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings and to enter into and perform its obligations under the Transaction Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of Massachusetts and each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

(ii)    Each of the Company’s “subsidiaries” (for purposes of this Agreement, as defined in Rule 405 under the 1933 Act) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business, except as could not be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Company’s subsidiaries is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. None of the outstanding capital stock or equity interest in any subsidiary was issued in violation of preemptive or similar rights of any security holder of such subsidiary. The constitutive or organizational documents of each of the subsidiaries comply in all material respects with the requirements of applicable laws of its jurisdiction of incorporation or organization and are in full force and effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

4.2. Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization for issuance and delivery of the Purchased Shares. The Transaction Documents have been duly authorized, executed and delivered by the Company. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3. Capitalization.

(i)    The authorized capital stock of the Company consists, as of November 2, 2022, of (i) 300,000,000 shares of Common Stock, of which 101,286,134 shares are issued and outstanding and 6,797,729 shares are reserved for issuance pursuant to 5,597,729 options and/or 1,200,000 restricted stock units issued under the Company’s equity incentive plans, and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share, none of which is issued and outstanding. No shares of Common Stock are held in the treasury of the Company. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with all federal and state securities laws. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive, rights of first refusal or other similar rights of any securityholder of the Company.

(ii)    Except as described in clause (i), there are (a) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (b) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (c) no outstanding options, warrants, preemptive rights, rights of first refusal or other rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (d) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (a), (b), (c) and (d) being referred to collectively as “Company Securities”) and (e) no other obligations by the Company or any of its subsidiaries to make any payments based on the price or value of any Company Securities. Except as described in the SEC Filings, none of the Company or any subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(iii)    The descriptions of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the SEC Filings accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

4.4. Valid Issuance. The Purchased Shares being purchased hereunder have been duly and validly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement will be validly issued, fully paid and nonassessable and will be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions imposed by applicable securities laws. The issuance and sale of the Purchased Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Purchased Shares. The Common Stock conforms, in all material respects, to all statements relating thereto contained in the SEC Filings and such description conforms in all material respects to the rights set forth in the instruments defining the same. Assuming the accuracy of the representations and warranties of each Investor in Section 5 hereof, the Purchased Shares will be issued in compliance with applicable federal and state securities laws.

4.5. Consents. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Purchased Shares require no consent, approval, authorization or other order of, action by or in respect of, or registration or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the rules and regulations of Nasdaq which the Company undertakes to file within the applicable time periods.

4.6. Delivery of SEC Filings; Business. The Company has made available to the Investors through the EDGAR system, true and complete copies of the SEC Filings. The Company has filed, on a timely basis all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the 1933 Act and the 1934 Act, as applicable. The Company is engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company.

4.7. Use of Proceeds. The net proceeds of the sale of the Purchased Shares hereunder shall be used by the Company for research and development, general corporate expenses and working capital needs.

4.8. No Material Adverse Effect. Since June 30, 2022, there has not been:

(i)    any change in the condition, financial or otherwise, or in the earnings, business, properties, operations, operating results, assets, liabilities or prospects of the Company or its subsidiaries from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)    any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(iii)    any incurrence of any material liability or obligation, indirect, direct or contingent, including without limitation any losses or any material damage, destruction or loss in relation to or interference with the Company’s or its subsidiaries’ assets, properties or business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any court or governmental action, order or decree; or

(iv)    any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(v)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(vi)    any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

(vii)    any strike, labor dispute or other material labor difficulties or, to the Company’s Knowledge, labor union organizing activities with respect to employees of the Company;

(viii) any material transaction entered into by the Company other than in the ordinary course of business;

(ix)    the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company;

(x) any change in the capital stock of the Company;

(xi) any change in any short-term or long-term indebtedness of the Company;

(xii)    any other event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect.

4.9. SEC Filings. At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1933 Act, 1934 Act, or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10. No Conflict, Breach, Violation or Default. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an “Existing Instrument”), except for such Defaults as could not be expected, individually or in the aggregate, to result in a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Purchased Shares in accordance with the provisions hereof and thereof will not, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of the Company or any subsidiary, or (b) assuming the accuracy of the representations and warranties in Section 5, any applicable statute, rule, regulation, administrative regulation, decree or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, or any of its assets or properties, or (ii) conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except as would not, with respect to clause (ii), reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section does not relate to matters with respect to tax status, which are the subject of Section 4.11, employee relations and labor matters, which are the subject of Section 4.14, and environmental laws, which are the subject of Section 4.16. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

4.11. Tax Matters. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings. The Company has made charges, accruals and reserves on the books of the Company in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined that are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined.

4.12. Title to Properties. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property and other assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The real property, improvements, equipment and personal property held under lease by the Company or of its subsidiaries are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

4.13. Licenses and Permits. The Company and its subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate and applicable federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the SEC Filings (collectively, the “Licenses”), except where the failure to possess or make the same would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such License or has any reason to believe that any such License will not be renewed in the ordinary course. Neither the Company nor any of its subsidiaries is in violation of, or in default under, any of the Licenses, or has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any License, which individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. All of the Licenses are valid and in full force and effect, except where the invalidity of such License or the failure of such License to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, the Company and its subsidiaries have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission) as required for maintenance of their Licenses that are necessary for the conduct of their respective businesses.

4.14. Labor Matters. No material labor dispute with the employees of the Company or any of its subsidiaries, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists, or to the Company’s Knowledge, is threatened or imminent.

4.15. Intellectual Property. The Company and its subsidiaries own, have valid and enforceable license to, or otherwise have the right to use, all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, trade dress, designs, data, database rights, inventions, Internet domain names, copyrights, works of authorship, licenses, proprietary information and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and all other intellectual property and proprietary rights, including registrations and applications for registration thereof (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, or which are described in the SEC Filings as being owned by or licensed to the Company or its subsidiaries. Except as described in the SEC Filings, the Company and its subsidiaries’ conduct of their respective businesses does not and will not infringe, misappropriate or otherwise conflict in any material respect with any Intellectual Property of any third party. The Intellectual Property of the Company has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and the Company is unaware of any facts which would form a reasonable basis for any such adjudication. The Company and its subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any Intellectual Property rights of another, and the Company is unaware of any facts which would form a reasonable basis for any such notice or claim. To the Company’s Knowledge, (i) there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the SEC Filings as owned by or licensed to the Company or its subsidiaries; and (ii) there is no infringement by third parties of Intellectual Property. Except as disclosed in the SEC Filings, there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (B) challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (C) asserting that the Company or any of its subsidiaries infringe, misappropriate, or otherwise violate, or would, upon the commercialization of any product or service described in the SEC Filings as under development, infringe, misappropriate, or otherwise violate, any intellectual property rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim. The Company and its subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or its subsidiaries, and all such agreements are in full force and effect. To the Company’s Knowledge, there are no material defects in any of the patents or patent applications included in the Intellectual Property. The Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with their employees and no employee of the Company is in or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company. The duty of candor and good faith as required by the United States Patent and Trademark Office during the prosecution of the United States patents and patent applications within the Intellectual Property have been complied with; and in all foreign offices having similar requirements, all such requirements have been complied with. None of the Company owned Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiary in violation of any contractual obligation binding on the Company or its subsidiaries or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons. The product candidates described in the Company’s SEC Filings as currently under development by the Company or any subsidiary fall within the scope of the claims of one or more patents owned by, or licensed to, the Company or a subsidiary.

4.16. Environmental Matters.

(a)(i) The Company and its subsidiaries (x) are in compliance with all, and have not violated any, applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), wildlife, natural resources, the release or threatened release of hazardous or toxic substances or wastes, pollutants, contaminants, chemicals, asbestos-containing materials, petroleum, petroleum products or mold (collectively, the “Hazardous Materials”) or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (y) have received and are in compliance with all, and have not violated any, permits, licenses, certificates or other authorizations or approvals required of them under any Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; and (ii) (x) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, (y) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws, and (z) none of the Company or its subsidiaries anticipates material capital expenditures relating to any Environmental Laws, except in the case of each of (i) - (ii) above, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). No facts or circumstances have come to the Company’s attention that could result in costs or liabilities that could be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.17. Legal Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the Company’s Knowledge, threatened, against or affecting the Company or any of its subsidiaries, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in the Transaction Documents or the timely performance by the Company of its obligations thereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any such subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the SEC Filings, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

4.18. Financial Statements. The financial statements included in each SEC Filing, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as expressly disclosed therein or in the notes thereto). The Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the PCAOB, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed in the SEC Filings.

4.19. Insurance Coverage. The Company and its subsidiaries have insurance from recognized, financially sound and reputable institutions covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are generally maintained by similarly situated companies and are generally deemed adequate and customary to protect the Company and its subsidiaries and their respective businesses against theft, damage, destruction, acts of vandalism and earthquakes and policies covering the Company and its subsidiaries for product liability claims and clinical trial liability claims; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) knowledge of any events that have occurred, or circumstances that exist, with respect to the Company that would cause it to be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

4.20. Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Common Stock from Nasdaq.

4.21. Brokers and Finders. Other than as provided for under the Letter Agreement, dated as of October 25, 2022, among the Company and the Placement Agents, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.21 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

4.22. No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Purchased Shares.

4.23. No Integrated Offering. Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Purchased Shares under the 1933 Act.

4.24. Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Purchased Shares to the Investors as contemplated hereby are exempt from the registration requirements of the 1933 Act.

4.25. Questionable Payments. Neither the Company nor any of its subsidiaries nor any director, officer, or employee of the Company or any of its subsidiaries, nor to the Company’s Knowledge, any agent, affiliate or other Person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, including any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company; (e) made offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit of any nature; or (f) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law. The Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.26. Transactions with Affiliates. None of the executive officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company (other than as holders of stock options, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.27. Internal Controls. The Company and each of its subsidiaries make and keep accurate books and records and maintain a system of internal control over financial reporting (as defined under Rule 13a-15(f) of the 1934 Act) that (A) complies with the requirements of the 1934 Act; (B) has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (C) is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Filings fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Company and its subsidiaries’ internal controls over financial reporting are effective. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.28. Disclosure Controls. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) that (i) complies with the requirements of the 1934 Act, (ii) has been designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared,

(iii) has been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter and (iv) is effective in all material respects to perform the function for which it was established.

4.29. Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing, either after receipt of payment for the Purchased Shares or after the application of the proceeds therefrom, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.30. Tests and Preclinical and Clinical Trials. All research, studies, preclinical and clinical trials conducted or sponsored by or on behalf of the Company or being relied on by the Company have been and, if still pending, are being conducted, in all material respects, in accordance with professional and scientific standards and the experimental protocols, procedures, and controls required pursuant to all regulatory permits and all applicable laws and requirements of the FDA or other federal, state, local or foreign agencies, any health care facility Institutional Review Board or other bodies engaged in the regulation of pharmaceuticals and biological products such as those being developed by the Company (collectively, “Product Governmental Authorities”), including but not limited to 21 C.F.R. Parts 50, 54, 56, 58 and 312, and the results of such research, studies and clinical trials described in the SEC Filings, are accurate and complete (when viewed together with the Company Data) in all material respects and fairly present, the data derived from such research, studies, and clinical trials, acknowledging that the data from ongoing or pending research, studies, and clinical trials is preliminary in nature and may be subject to change; the Company and its subsidiaries have made all such filings and obtained all such approvals and authorizations as may be required by the FDA or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency, or health care facility Institutional Review Board and the Company has not received any notice or correspondence from the FDA, nor any other Product Governmental Authority, or any institutional review board, initiating, threatening, or requiring the termination, suspension, clinical hold or material modification of any such research, study or pre-clinical or clinical trial; and except to the extent disclosed in the SEC Filings, the Company is not aware of any research, study or clinical trial, the results of which are inconsistent with or otherwise call into question the results described or referred to in the SEC Filings when viewed in the context in which such results are described and the clinical stage of development. The Company and its subsidiaries have each operated and currently are in compliance in all material respects with all applicable rules and regulations of the Product Governmental Authorities.

4.31. Manipulation of Price. The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares.

4.32. Bad Actor Disqualification. None of the Company, any predecessor or affiliated issuer of the Company nor, to the Company’s Knowledge, any director or executive officer of the Company or any promoter connected with the Company in any capacity, is subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the 1933 Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3).

4.33. Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (i) in violation of its charter, by-laws or similar organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Material Contract, except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect.

4.34. Health Care Laws. The Company and each of its subsidiaries is, and during the last six (6) years, has been, in compliance with all applicable health care laws, rules and regulations (except where such failure to operate or non- compliance would not, singly or in the aggregate, result in a Material Adverse Effect), including, without limitation, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the Public Health Service Act (42

U.S.C. § 201 et seq.); (ii) all applicable federal, state, foreign and local health care related fraud and abuse laws, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Stark Law (42 U.S.C. § 1395nn), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, the applicable laws governing government funded or sponsored healthcare programs, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), and the federal civil monetary penalties law (42 U.S.C. § 1320a-7a); (iii) privacy and security laws governing protected health information under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.); (iv) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; (v) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies relating to the regulation of the Company or its subsidiaries; (vi) the directives and regulations promulgated pursuant to such laws; and (vii) any other similar local, state, federal, national, supranational or foreign laws (collectively, the “Health Care Laws”). Neither the Company nor its subsidiaries have received any written notice of any action, suit, investigation, claim, hearing, enforcement, arbitration or other proceeding against it alleging any failure to comply with any Health Care Laws or other applicable laws nor have any of the Company or any subsidiary been disciplined or sanctioned, or had any discipline or sanction proposed, by any Product Governmental Authority. Neither the Company, nor to the Company’s Knowledge, any of their respective officers, directors, employees or agents has engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal healthcare program. Additionally, neither the Company, any of its subsidiaries nor, to the Company’s Knowledge, any of their respective employees, officers or directors or agents, has been excluded, suspended or debarred by the FDA or from participation in any U.S. state or federal health care program or human clinical research or, to the Company’s Knowledge, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in such debarment, suspension, or exclusion. To the Company’s Knowledge after due inquiry, the Company has not contracted with any individual or entity that is debarred, disqualified or excluded by the FDA or suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, Medicare, Medicaid, or any other state or federal health care program. The Company has not received written notice or other correspondence of any claim, action, suit, audit, survey, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any of its investigational products, business operations or other activities is in violation of any Health Care Law, and, to the Company’s Knowledge, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened. Neither the Company nor its subsidiaries, is a party to, nor does it have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Product Governmental Authority. The Company and its subsidiaries have filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

4.35. Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

4.36. OFAC. None of the Company, any of its subsidiaries, directors, officers or employees, nor to the Company’s Knowledge, any agent, affiliate, representative or other Person acting on behalf of the Company or any of its subsidiaries is a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or the U.S. Department of State, the United Nations Security Council, the European Union, Her

Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic or any other Covered Region of Ukraine as may be identified by the Secretary of the Treasury, in consultation with the Secretary of State, pursuant to Executive Order 14065, Cuba, Iran, North Korea and Syria; and the Company will not directly or indirectly use the proceeds of the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding or facilitating, is the subject or target of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. Neither the Company nor any of its subsidiaries is engaged in, will engage in, or has, at any time in the past five years, engaged in, any dealings or transactions with or involving any individual or entity that was or is, as applicable, at the time of such dealing or transaction, the subject or target of any Sanctions or with any country or territory that is the subject of Sanctions, and the Company and its subsidiaries have instituted and maintain policies and procedures of the sort typically maintained by similarly situated companies that are reasonably designed to promote and achieve continued compliance with Sanctions.

4.37. Cybersecurity and Privacy. The Company and its subsidiaries have operated their business in a manner compliant in all material respects with all United States federal, state, local and non-United States privacy, data security and data protection laws and regulations applicable to the Company’s collection, use, transfer, protection, disposal, disclosure, handling, storage and analysis of personal data (collectively, together with the Health Care Laws and the GDPR (as defined below), the “Privacy Laws”). The Company and its subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679). The Company and its subsidiaries have been and are in compliance in all material respects with internal policies and procedures designed to ensure the integrity and security of the data collected, handled or stored in connection with its business; the Company and its subsidiaries have been and are in compliance in all material respects with internal policies and procedures designed to ensure compliance with the Privacy Laws that govern privacy and data security and take, and have taken reasonably appropriate steps designed to assure compliance with such policies and procedures (the “Policies”). The Company and its subsidiaries have at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Company, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Company further certifies that neither it nor any subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law. The Company and its subsidiaries have taken commercially reasonable steps to maintain the confidentiality of its personally identifiable information, protected health information, consumer information, Personal Data and other confidential information of the Company, its Subsidiaries and any third parties in its possession (“Sensitive Company Data”). The tangible or digital information technology systems and assets (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines, technical data and hardware), software, websites, applications, databases, applications and telecommunications systems used or held for use by the Company and its Subsidiaries (the “Company IT Assets”) are adequate and operational for, in accordance with their documentation and functional specifications, the business of the Company and its Subsidiaries as now operated and as currently proposed to be conducted as described in the SEC filings, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have used reasonable efforts to establish, and have established, commercially reasonable disaster recovery and security plans, procedures and facilities for the business consistent with industry standards and practices in all material respects, including, without limitation, for the Company IT Assets and data held or used by or for the Company and its subsidiaries. The Company and its Subsidiaries have not suffered or incurred any security breaches, compromises or incidents with respect to any Company IT Asset or Sensitive Company Data, except where such breaches, compromises or incidents would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect; and, to the Company’s Knowledge, there has been no unauthorized or illegal use of or access to any Company IT Asset or Sensitive Company Data by any unauthorized third party. The Company and its subsidiaries have not been required to notify any individual of any information security breach, compromise or incident involving Sensitive Company Data. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by HIPAA; and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation.

4.38. ERISA Compliance. Except as otherwise disclosed in the Company’s SEC Filings, the Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or any of its subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

4.39. Compliance with Laws. The Company and its subsidiaries have been and are in compliance with all applicable laws, rules and regulations, except where failure to be so in compliance could not be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.40. Dividend Restrictions. No subsidiary of the Company is prohibited or restricted, directly or indirectly, from paying dividends to the Company, or from making any other distribution with respect to such subsidiary’s equity securities or from repaying to the Company or any other subsidiary of the Company any amounts that may from time to time become due under any loans or advances to such subsidiary from the Company or from transferring any property or assets to the Company or to any other subsidiary.

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1. Organization and Existence. Such Investor is a duly incorporated or organized and validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Purchased Shares pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

5.2. Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3. Purchase Entirely for Own Account. The Purchased Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Purchased Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Purchased Shares for any period of time.

5.4. Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5. Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by such Investor and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Purchased Shares, and has conducted and completed such Investor’s own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate), with respect to the execution, delivery and performance of the Transaction Documents and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6. Restricted Securities. Such Investor understands that the Purchased Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7. Legends. It is understood that, except as provided below, certificates or book-entry records evidencing the Purchased Shares may bear the following or any similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

If required by the authorities of any state in connection with the issuance or sale of the Purchased Shares, the legend required by such state authority.

5.8. Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501 under the 1933 Act and has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete. Such Investor is a sophisticated institutional investor with sufficient business and financial experience to protect its own interests in connection with the transactions contemplated by the Transaction Documents and knowledge in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Purchased Shares. Such Investor has adequate information concerning the Purchased Shares and has determined based on its own independent review and such professional advice as it deems appropriate, with no reliance on the Company, that its purchase of the Purchased Shares and participation in the transactions contemplated by the Transaction

Documents (i) have been duly authorized and approved by all necessary action and (ii) do not and will not violate or constitute a default under such Investor’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Investor is bound, except as would not result in a material adverse effect. Such Investor understands that the Purchased Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Purchased Shares.

5.9. Ownership of Capital Stock. As of the date hereof, such Investor beneficially owns such shares of capital stock of the Company as set forth in the Investor Questionnaire.

5.10. No General Solicitation. Such Investor did not learn of the investment in the Purchased Shares as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

5.11. Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12. Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Purchased Shares covered by this Agreement. Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13. No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Purchased Shares.

5.14. No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

5.15. Residency. Such Investor is a resident of the jurisdiction specified below its address on the Schedule of Investors in Exhibit A hereto.

5.16. No Legal, Tax or Investment Advice. Such Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Investor in connection with the purchase of the

Purchased Shares constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares. Such Investor understands that it (and not the Company) shall be responsible for such Investor’s own tax liability that may arise as a result of its acquisition of the Purchased Shares.

6. Conditions to Closing.

6.1. Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Purchased Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality or by Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have complied with or performed in all material respects all obligations and covenants herein required to be complied with or performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Purchased Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement.

(d) The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Purchased Shares, a copy of which shall have been provided to the Investors.

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Operating Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d) and (e) of this Section 6.1.

(g) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Purchased Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(h) The Investors shall have received from Goodwin Procter LLP, legal counsel to the Company, an opinion dated as of the Closing Date in a form reasonably acceptable to the Investors.

(i) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(j) The Board of Directors of the Company (the “Board”), shall have taken all actions necessary and appropriate to cause to be elected to the Board, effective immediately upon the Closing, the Appointed Director.

6.2. Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Purchased Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)    The representations and warranties made by the Investors in Section 5 hereof shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and on the Closing Date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)    The Investors shall have executed and delivered the Registration Rights Agreement and each Investor Questionnaire.

(c)    Any Investor purchasing Purchased Shares at the Closing shall have paid in full its Subscription Amount to the Company.

6.3. Termination of Obligations to Effect Closing; Effects.

(a)    The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i)    Upon the mutual written consent of the Company and Investors that agreed to purchase a majority of the Purchased Shares to be issued and sold pursuant to this Agreement;

(ii)    By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)    By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv)    By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to the fifth trading day following the date of this Agreement;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)    In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall be given to the other parties hereto as applicable, specifying the provision hereof pursuant to which such termination is made. Upon termination, this Agreement shall forthwith become null and void, except this Section 6.3(b), Section 8 and Section 9, all of which shall survive termination of this Agreement, and there shall be no liability on the part of the Investors or the Company or their respective directors, officers and Affiliates in connection with this Agreement. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any willful or material breach by such party of the terms and provisions of this Agreement or the other Transaction Documents prior to the date of termination or from fraud.

7. Covenants and Agreements of the Company and the Investors.

7.1. Nasdaq Listing. The Company shall promptly secure the listing of all of the Purchased Shares on Nasdaq and shall pay all fees and expenses in connection with satisfying its obligations under this Section 7.1. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.2. Removal of Legends. In connection with any sale or disposition of the Purchased Shares by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that such Investor acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Purchased Shares and make a new, unlegended entry for such book entry Purchased Shares sold or disposed of without restrictive legends within two trading days of receipt of such request, provided that the Company has received customary representations and other documentation reasonably acceptable to the Company in connection therewith. Subject to receipt by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, upon the earlier of such time as the Purchased Shares (i) have been registered for resale pursuant to an effective registration statement or (ii) such time as the Purchased Shares have been sold pursuant to Rule 144, the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Purchased Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

7.3. Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales of securities of the Company during the period from the date hereof until after all material nonpublic information received by such Investor (if any) in connection with the transactions contemplated by this Agreement are publicly announced. Each Investor covenants that until such time as material nonpublic information (if any) received in connection with the transactions contemplated by this Agreement is publicly disclosed by the Company, such Investor will maintain the confidentiality of such material nonpublic disclosures made to it in connection with this transaction (including the existence and terms of this transaction, until publicly disclosed). Each Investor understands and acknowledges that the SEC currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the 1933 Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

7.4 Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable best efforts to ensure that no controlled Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the 1933 Act of the sale of the Purchased Shares to the Investors, or that will be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

7.5. Board Appointment Rights.

(a)    The Company agrees to appoint an individual nominated by Commander Aggregator, LP (the “Appointed Director”) to the Company’s Board initially as a Class II director (which class’s current term ends at the Company’s annual meeting of stockholders to be held in 2025), subject to the Closing and effective immediately on or after the Closing Date, by taking all necessary action by the Company or its Board to effect such appointment.

(b)    Upon the conclusion of the Appointed Director’s term(s) on the Company’s Board, the Company agrees to include the Appointed Director as a nominee in the Company’s slate of nominees for election as directors of the Company at the Company’s annual meeting of stockholders for the applicable year(s), and to use its reasonable efforts to cause the election of the Appointed Director. For the avoidance of doubt, the Company shall use substantially the same level of effort and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders. Furthermore, for the avoidance of doubt, failure of the stockholders of the Company to elect the Appointed Director for one or more additional terms shall not be deemed a breach of this Section 7.5.

(c)    If, at any time on or after the date of this Agreement, Commander Aggregator, LP, ceases to beneficially own an aggregate number of shares of Common Stock at least equal to the Minimum Original Amount, or at such time as

Nasdaq Listing Rule 5640 requires the termination of such rights as jointly determined by legal counsel to the Company and legal counsel to Commander Aggregator, LP, the rights conferred under this Section 7.5 shall no longer apply. During the period in which the Appointed Director serves on the Company’s Board, the Company shall provide notice to the Appointed Director and to Commander Aggregator, LP, of the imposition of any trading blackout during which members of the Board are not permitted to trade in the securities of the Company (under the Company’s insider trading compliance policy or otherwise), and the cessation of any such trading blackout; provided, however, the Company shall not be required to, nor shall the Company, disclose the reasons for the existence or cessation of such trading blackout.

8. Survival and Indemnification.

8.1. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2. Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person; provided that no Person shall be liable for any Losses under this Section 8.2 to the extent that such Losses have been finally judicially determined not to have resulted from such Person’s fraud or willful misconduct.

8.3. Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.

9. Miscellaneous.

9.1. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Purchased Shares in a transaction complying with applicable securities laws without the prior written consent of the

Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Purchased Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2. Counterparts; Faxes; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or e-mail, and any counterpart so executed shall be deemed an original and to have been duly and validly delivered.

9.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or e-mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal or confirmation of receipt of an e-mail transmission, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.

All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Compass Therapeutics, Inc.

80 Guest St., Suite 601

Boston, Massachusetts 02135

Attention: President and Chief Operating Officer

Email: vered.bisker@compasstherapeutics.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Richard Hoffman

Email: rhoffman@goodwinlaw.com

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5. Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.

9.6. Amendments and Waivers.

(a)    Except as provided in Section 9.6(b), any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and (a) prior to the Closing, Investors that agreed to purchase a majority of the Purchased Shares to be issued and sold pursuant to this Agreement and (b) following the Closing, the Required Investors. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (i) prior to Closing, each Investor and (ii) following the Closing, each holder of any Purchased Shares purchased under this Agreement at the time outstanding, and in each case, each future holder of all such Purchased Shares and the Company.

(b)    Section 7.5 of this Agreement may be amended, and the observance of such term of the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Commander Aggregator, LP. For the avoidance of doubt, no other Investor is required to provide consent with respect to any amendment or waiver of Section 7.5 described in the preceding sentence.

9.7. Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Investor without the prior consent of the Company, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Sections 13 and 16 of the 1934 Act). By 5:30 p.m. (New York City time) on the first trading day immediately following the date of this Agreement, the Company shall issue a press release or file a Current Report on Form 8-K disclosing all material terms of the sale of the Purchased Shares to the Investors pursuant to this Agreement (the “Public Disclosure”), which the Investors shall have the opportunity to review. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq. The Company shall not include the name of any Investor in the Public Disclosure or any other public announcement without the prior written consent of such Investor, except as otherwise required by law, rule, regulation or applicable SEC guidance. Notwithstanding the forgoing, this Section 9.7 shall not apply to any press release or other public statement made by the Company or the Investors which is consistent with the Public Disclosure and does not contain any information relating to the transactions contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement. From and after the issuance of the Public Disclosure, each Investor will continue to be in possession of material nonpublic to the extent such Investor has received information from the Company with respect to certain Company data (the “Company Data”). Such Investors will continue to be in possession of material nonpublic information until the earlier of the release of the Company Data in a Current Report on Form 8-K and 5:30 p.m. (New York City time) on February 1, 2023, at which time all Investors will no longer be in possession of material nonpublic information received from the Company or any of its respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, all Investors that have elected to not receive the Company Data will no longer be in possession of material nonpublic information in connection with the transactions contemplated by this Agreement following the Public Disclosure.

9.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9. Entire Agreement. This Agreement, including the signature pages, Exhibits, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Purchased Shares pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Purchased Shares or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

9.13. Reliance by the Placement Agents. The parties agree and acknowledge that each Placement Agent may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Investors contained in this Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to the Placement Agents. The parties further agreement that each Placement Agent may rely on or, if each Placement Agent so requests, be specifically named as an addressee of, the legal opinions to be delivered pursuant to Section 6.1(h) of this Agreement.

9.14 Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such Investor shall be personally liable for any liabilities of such Investor.

9.15 Exculpation of the Placement Agents. Each party hereto agrees for the express benefit of each Placement Agent, their respective affiliates and their respective representatives that:

(a) Neither the Placement Agents nor any of their respective affiliates or any of their respective representatives (i) have any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of October 24, 2022, among the Company and Placement Agents (the “Engagement Letter”); (ii) shall be liable for any improper payment made in accordance with the information provided by the Company; (iii) make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or the Transaction Documents or in connection with any of the transactions; or (iv) shall be liable (A) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any Transaction Document or (B) for anything which any of them may do or refrain from doing in connection with this Agreement or any Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith.

(b)    Without limitation of the foregoing, each party hereto hereby further acknowledges and agrees that (i) each Placement Agent is acting solely as placement agent in connection with the transactions contemplated hereby and is not acting as an underwriter, initial purchaser, dealer or in any other such capacity and is not and shall not be construed as a fiduciary for any Investor, the Company or any other person or entity in connection with the transactions contemplated hereby, (ii) each Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) each Placement Agent will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Company or the transactions contemplated hereby.

(c)    Each Placement Agent, their respective affiliates and their respective representatives shall be entitled to (i) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (ii) be indemnified by the Company for acting as Placement Agents, hereunder pursuant the indemnification provisions set forth in the Engagement Letter.

[Remainder of page intentionally left blank]